April 9, 2019

David T. Provost
Chief Executive Officer and President
Chemical Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, MI 48226

       Re: Chemical Financial Corporation
           Registration Statement on Form S-4
           Filed March 29, 2019
           File No. 333-230635

Dear Mr. Provost:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Financial
Services